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KPMG Peat Marwick LLP
725 South Figueroa Street
Los Angeles, California 90017







The Board of Directors
Kerr Group, Inc.

We consent to the use of our reports incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to a change in accounting method for postretirement benefits and income taxes.





/s/ KPMG Peat Marwick LLP

Los Angeles, California
June 21, 1995


































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